As filed with the Securities and Exchange Commission on March 1, 2022

REGISTRATION NO. 333 –

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

F-star Therapeutics, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	52-2386345
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Eddeva B920

Babraham Research Campus

Cambridge, CB22 3AT, United Kingdom

(Address, Including Zip Code, of Principal Executive Offices)

F-star Therapeutics, Inc. 2019 Equity Incentive Plan

Nonqualified Stock Option Award Agreement

Restricted Stock Unit Award Agreement

(Full Title of the Plan)

Eliot Forster

Chief Executive Officer

F-star Therapeutics, Inc.

Eddeva B920

Babraham Research Campus

Cambridge, CB22 3AT, United Kingdom

+44-1223-497400

(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Megan N. Gates, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.

One Financial Center

Boston, MA 02111

(617) 542-6000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

2019 Equity Incentive Plan

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed for the purpose of registering an additional 834,984 shares of common stock, par value $0.0001 per share (“Common Stock”) of F-star Therapeutics, Inc. (the “Registrant”), issuable pursuant to the F-star Therapeutics, Inc. 2019 Equity Incentive Plan (the “2019 Plan”). These additional 2019 Plan shares of common stock have become reserved for issuance as a result of the operation of the “evergreen” provision in the 2019 Plan, which provides that the total number of shares subject to such plan will be increased on the first day of each fiscal year pursuant to a specified formula. The contents of the previous Registration Statements on Form S-8 filed by the Registrant with the Securities and Exchange Commission (the “Commission”) for the 2019 Plan on January 25, 2021 (File No. 333-252396), and November 30, 2020, as amended on January 25, 2021 (File No. 333-251033), to the extent not otherwise amended or superseded by the contents hereof, are incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

Inducement Awards

This Registration Statement is also being filed for the purpose of registering shares of Common Stock issuable upon (i) the exercise of a nonqualified stock option award and (ii) the vesting of restricted stock units granted to an employee of the Registrant to induce him to accept employment with the Registrant (the “Inducement Award”). The Inducement Award was granted as detailed below:

•	a nonqualified stock option award to purchase 50,000 shares of Common Stock granted on March 1, 2022; and

•	25,000 restricted stock units granted on March 1, 2022.

The Inducement Awards were approved by the Registrant’s Compensation Committee of the Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the 2019 Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8. The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Plan covered by this registration statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission, or the Commission, allows the Registrant to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed on March 30, 2021;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, Form 10-Q for the quarter ended June 30, 2021 and Form 10-Q for the quarter ended September 30, 2021, filed with the Commission on May 17, 2021, August 13, 2021 and November 10, 2021, respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on February 5, 2021, April 5, 2021, April 5, 2021, April 14, 2021, May 6, 2021, May 10, 2021, June 4, 2021, July 14, 2021, October 20, 2021, November 12, 2021 and January 6, 2022;

(d)	the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 7, 2021 that are deemed “filed” under the Exchange Act;

(e)	The description of the Common Stock contained in the Registrant’s registration statement on Form 8-A (File No. 000-37718) filed with the Commission on March 14, 2016, under the Securities Exchange Act of 1934, as amended, or the Exchange Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s restated certificate of incorporation provides that no director shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with any threatened, pending or completed action, suit or proceeding to which he was or is a party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Registrant’s restated certificate of incorporation provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Registrant’s restated certificate of incorporation provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in the Registrant’s favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors. These indemnification agreements may require the Registrant, among other things, to indemnify its directors for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director in any action or proceeding arising out of his or her service as one of the Registrant’s directors, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed as a part of or incorporated by reference into this Registration Statement:

Exhibit Number	Exhibit Description	Filed Herewith	Form	Incorporated By Reference File No.	Date Filed

3.1	Restated Certificate of Incorporation of the Registrant		8-K	001-37718	5/13/2016

3.2	Certificate of Amendment to the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware of November 20, 2020 (Reverse Stock Split).		8-K	001-37718	11/20/2020

3.3	Certificate of Amendment to the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware of November 20, 2020 (Name Change).		8-K	001-37718	11/202020

3.4	Amended and Restated Bylaws of the Registrant		8-K	001-37718	4/13/2020

4.1	Form of Common Stock Certificate of the Registrant.		S-8	333-251033	11/30/2020

4.2	Form of Pontifax Warrants issued under the Loan and Security Agreement, dated September 3, 2019		S-3	333-234436	1/1/2019

4.3	Form of Amended and Restated Warrant (Pontifax)		8-K	001-37718	4/13/2020

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.	X

23.1	Consent of PricewaterhouseCoopers LLP.	X

23.2	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (included in Exhibit 5.1).	X

24.1	Power of Attorney to file future amendments (included on the signature page hereto).	X

99.1	2019 Equity Incentive Plan.		S-8	333-251033	11/30/2020

99.2	Form of Nonqualified Stock Option Award Agreement	X

99.3	Form of Restricted Stock Unit Award Agreement	X

107.1	Calculation of registration fee	X

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cambridge, United Kingdom, on March 1, 2022.

F-STAR THERAPEUTICS, INC.

By:	/s/ Eliot Forster
Name: Eliot Forster, Ph.D.
Title: President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Eliot Forster, Ph.D. and Darlene Deptula-Hicks as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of F-star Therapeutics, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorney-in-fact and agent or any substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eliot Forster
Eliot Forster, Ph.D.	Chief Executive Officer and Chairman (principal executive officer)	March 1, 2022

/s/ Darlene Deptula-Hicks
Darlene Deptula-Hicks	Chief Financial Officer (principal financial officer and principal accounting officer)	March 1, 2022

/s/ David Arkowitz
David Arkowitz	Director	March 1, 2022

/s/ Edward Benz, Jr.
Edward Benz, Jr., M.D.	Director	March 1, 2022

/s/ Nessan Bermingham
Nessan Bermingham, Ph.D.	Director	March 1, 2022

/s/ Todd Brady
Todd Brady, M.D., Ph.D.	Director	March 1, 2022

/s/ Pamela Klein
Pamela Klein, M.D.	Director	March 1, 2022

/s/ Patrick Krol
Patrick Krol	Director	March 1, 2022

/s/ Geoffrey Race
Geoffrey Race	Director	March 1, 2022